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                                                                     EXHIBIT 2.2

                             CHARTER COMMUNICATIONS
                              HOLDING COMPANY, LLC

                                 CC SYSTEMS, LLC

                             12405 Powerscourt Drive
                               St. Louis, MO 63131

                                February 28, 2002


High Speed Access Corp.
10901 West Toller Drive
Littleton, CO 80127

Ladies and Gentlemen:

                  Reference is made to that certain asset purchase agreement, dated September 28, 2001 (the "Asset Purchase Agreement"), by and between High Speed Access Corp. ("HSA") and CC Systems, LLC ("CC Systems"), as assignee of Charter Communications Holding Company, LLC ("Holdco"). All capitalized terms used herein but not defined are used herein as defined in the Asset Purchase Agreement.

                  1. Waiver by Holdco and CC Systems of Certain Provisions Relating to Indemnification. Notwithstanding any provisions of the Asset Purchase Agreement to the contrary, Holdco and CC Systems hereby agree:

                           (a) pursuant to Sections 3.02(b) and 11.07 of the
Asset Purchase Agreement, to only set aside and hold back from the Purchase Price (as adjusted pursuant to Section 3.03 Asset Purchase Agreement) an amount in cash equal to Two Million Dollars ($2,000,000), as the "Indemnification Holdback" under the Asset Purchase Agreement, for use in effecting the settlement of indemnity claims arising under Article XI of the Asset Purchase Agreement;

                           (b) to unconditionally release HSA from any and all
liability or potential liability, arising after the twenty-four (24) month anniversary of the Closing Date, from HSA's obligation to indemnify, defend and hold harmless the Holdco Indemnitees for any breach of the representations and warranties contained in Section 5.16 of the Asset Purchase Agreement (other than any claims for breach of such representations and warranties which shall have been asserted prior to such time); and

                           (c) at 5:00 p.m., Eastern Time, on the twelve (12)
month anniversary of the Closing Date, to release from the Indemnification Holdback and pay to HSA in cash any and all amounts remaining in the Indemnification Holdback (after


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reductions made pursuant to Sections 11.07(c)(i) and 11.07(d) of the Asset
Purchase Agreement) that is not subject to pending claims for damages.

                  2. Governing Law. This letter agreement shall governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of law provision or rule that would result in the application of the laws of any jurisdiction other than the State of New York.

                  3. Counterparts. This letter agreement may be executed in one or more counterparts, each of which may be deemed to be an original, but all of which taken together shall constitute on and the same instrument.

                  4. Continuing Effect. Except as modified by paragraph 1 hereof, the Asset Purchase Agreement remains unchanged and in full force and effect.

                  Please indicate your acceptance of the terms of this letter agreement by returning a signed copy to the undersigned.

                                        Sincerely,

                                        CHARTER COMMUNICATIONS HOLDING
                                        COMPANY, LLC

                                        CC SYSTEMS, LLC



                                        By:    /s/ Curtis S. Shaw
                                           -------------------------------------
                                        Name:  Curtis S. Shaw
                                        Title: Executive Vice President, General
                                               Counsel and Secretary


ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE.

HIGH SPEED ACCESS CORP.



By:    /s/ John Hundley
   -------------------------------------
Name:  John Hundley
Title: Executive Vice President, General
       Counsel and Secretary